[GRAPHIC OMITTED][GRAPHIC OMITTED]



                      POLICY OF PROFESSIONAL RESPONSIBILITY

                                  INTRODUCTION

This Policy should be read carefully and retained for future reference. As an associate, you are expected to be familiar with it. It is important that you understand this material as you may be asked to certify in writing that you have followed the Policy.

This Policy should help associates recognize their ethical, legal and moral responsibilities. It formalizes the principles, obligations, and high standards of behavior Glenmede expects. It does not attempt to detail all responsibilities, but rather sets general guidelines of professional conduct to be followed by all associates.

The penalty for violating any provision of this Policy may be disciplinary action up to and including dismissal. In addition, all violations of criminal laws applicable to Glenmede's business are reported to the appropriate authorities for prosecution.

If you have any questions about this Policy, ask your supervisor. All communications will be handled in a confidential manner.

For your convenience, terms used in this Policy are defined below:

* appropriate officer - head of the department

* approval - formal written consent

* associate - any employee of Glenmede

* Glenmede - The Glenmede Corporation, its subsidiaries and all Divisions

* officer - those individuals identified in the Corporation's Annual Report

* supervisor - your immediate boss

I.       YOUR RESPONSIBILITIES

As an associate, you are obliged to monitor your personal and professional affairs so as not to discredit Glenmede. Your personal conduct should reflect the highest professional standards of behavior. Your behavior at work reflects Glenmede's ethics, so you will be expected to:

* Obey all laws and regulations that apply to Glenmede's business.

* Avoid activities that could create conflicts of interest or even the appearance of conflicts of interest with Glenmede.

* Respect the confidentiality of information about those with whom Glenmede has business relationships.

Details of the above obligations are presented in the remainder of this Policy. It is important that you read it, understand it and use it, along with the Policy Manual for Performance of Fiduciary Duties, in discharging your responsibilities at Glenmede. Remember, the standards and examples that are given are guidelines.

II.      OBEYING LAWS AND REGULATIONS

Numerous national, state and local laws of the U.S. and other countries apply to Glenmede. As an associate, you are expected to conduct all business dealings according to these laws. Violating any of them could subject you or Glenmede to criminal and civil penalties. If you have questions about any laws or how they apply to particular situations, ask your supervisor.

A.       CRIMINAL LAWS

A number of criminal statutes apply to employees of all financial institutions. These laws forbid criminal activities such as:

* Accepting a fee, commission or gift for obtaining a service.
* Stealing, embezzling or misapplying corporate funds or assets.
* Using threats, physical force or other unauthorized means to collect money.
* Recording false entries.
* Using corporate funds or assets to finance campaigns for political office.
* Lending trust funds to an officer, director or employee.
* Making a loan or giving a gift to a bank examiner who has the authority to examine a Bank.
* Misusing federal records and documents.

Criminal statues also provide a penalty for those who are "accessories after the fact". An accessory after the fact is one who knows that a criminal offense has been committed and who helps the criminal avoid capture or punishment.

B.       ANTI-COMPETITIVE ACTIVITIES

The Sherman Antitrust Act prohibits any combination, conspiracy or agreement among competitors to restrict or prevent competition. A specific violation of this Act could be a formal or informal agreement between you and a competitor of Glenmede to (i) fix prices, (ii) allocate markets, (iii) allocate funds or (iv) refuse to deal with particular suppliers or customers.

If you are in contact with Glenmede's competitors, you must avoid any agreements with them (or even circumstances that might give the appearance of such agreements) relating to how Glenmede conducts its business. You should be especially careful at social or professional gatherings and at trade association meetings. Discussions or exchanges of information relating to competitive matters have occurred on such occasions in other industries.

The Federal Bank Holding Company Act prohibits bank employees from participating in certain "tying arrangements". A tying arrangement is one in which a seller conditions his sale of a product or service on a buyer's purchase of a separate product or service.

Employees may not tie services to obtaining or assisting in obtaining a grant from The Pew Charitable Trusts or other such accounts at Glenmede. Glenmede employees may not vary the consideration for services and products on the condition that the customer obtain another such service or product. (see Appendix A-STATEMENT OF POLICY RE:

BUSINESS AND PHILANTHROPIC ACTIVITIES, dated April 19, 1985)

You must be sure you do not require customers to participate in tying arrangements such as those described.

C.       ILLEGAL USE OF CORPORATE FUNDS

The purpose of any transaction that relates to corporate funds or assets must be revealed and recorded at the time of the transaction. As an associate:

* You may not record or participate in the recording of incorrect or fictitious entries in the books or records of Glenmede.

* You may not use Glenmede funds or assets for political contributions in connection with federal, state or local elections. Your time during regular working hours, Glenmede equipment and supplies, office space, clerical help and advertising facilities are all considered corporate assets.

* You may not make any payment for an expressed purpose on Glenmede's behalf to any individual who intends to use the money for a different purpose.

* You may not make payments, whether corporate or personal, of cash or other items of value to political candidates or government officials, or to businesses that are designed to influence their judgment or actions in connection with any Glenmede activity.

D.       EQUAL OPPORTUNITY LAWS

Several equal opportunity laws may apply to Glenmede. Glenmede strongly supports the principles of these laws and expects all associates to comply with them.

E.       SUN COMPANY AND ORYX ENERGY CO. STOCK

Due to The Pew Charitable Trusts' holdings in Sun Company and Oryx Energy Co. stock, if an officer of Glenmede purchases shares of Sun Company and/or Oryx Energy Co. stock federal law may require that The Pew Charitable Trusts sell an equal number of shares.

Officers of Glenmede are discouraged from purchasing shares of Sun Company and Oryx Energy Co. If shares are purchased they must be reported to the Chief Investment Officer.

III.  AVOIDING CONFLICTS OF INTEREST

In business, a conflict of interest is generally defined as a clash between an employee's personal interests and those of the employer. At Glenmede, a conflict of interest occurs when you allow any interest, activity or influence outside of Glenmede to:

* Influence your judgment when acting on behalf of Glenmede;

* Compete against Glenmede in any business activity;

* Diminish the efficiency with which you perform your regular duties; or

* Harm or impair Glenmede's financial or professional reputation.

As an associate, you are not permitted to participate in any activity which could cause a conflict of interest or give the appearance of a conflict of interest.

Areas which are frequently involved in conflicts of interest and examples of prohibited activities are described below:

A.  INVESTMENT DECISIONS

Because investments can lead to conflicts of interest, you must follow a set of guidelines in two distinct areas:

1.   Investment You May Not Make

When considering investment, you may not invest (directly or indirectly) in a publicly held security whenever:

* Such a transaction would place Glenmede under obligation (financial or other) to any investment banking or brokerage firm or to the seller or issuer of the security;

* You know Glenmede is in the process of buying or selling the security for its own account or for the account of others;

* You possess information not available to the general public that is likely to affect the price of the security;

* You are considering acting as advisor to the issuer of the security; or

* You are recommending the sale or purchase of the security.

2.   Investments That Require Approval

You are required to obtain approval from the CIO (Bruce Simon):

* Before you invest (directly or indirectly) in a privately held company which is a Glenmede customer;

* If you subsequently become aware that you hold (directly or indirectly) stock in a privately held company which is a Glenmede customer; or

* If you have responsibility for providing services to a company that is a Glenmede customer and attempt to acquire or hold more that 5% of the shares of that company's stock.

Rules of various stock exchanges require brokers to obtain bank approval for the opening of margin accounts for non-officer bank employees. Because margin trading can create serious financial problems, all associates are urged to avoid margin transactions.

B.  SELF-DEALING

To further avoid conflicts of interest, you are restricted from becoming involved in certain business dealings with Glenmede. As an associate, you are prohibited from:

* Directly or indirectly buying assets from or selling assets to Glenmede or any account for which Glenmede acts as a fiduciary unless:

* You have prior consent from the appropriate officer.

* You have court or regulatory approval as required.

* Representing Glenmede in any transactions requiring your judgment or discretion with a person or organization in which you have a financial or material interest. For example, managing an account of a relative or close personal friend might impair or appear to impair your professional judgment or the performance of your duties. Therefore, such transactions are prohibited.

C.  MONITORING OUTSIDE ACTIVITIES

As an associate, you are expected to avoid any outside interest or activity that will interfere with your duties.

1.   General Guidelines

Generally, your outside interests or activities:

* Should not significantly encroach on the time or attention you devote to your duties;

* Should not adversely affect the quality of your work;

* Should not involve any significant use of Glenmede's equipment, facilities, or supplies;

* Should not imply Glenmede's sponsorship or support (for example, through the use of Glenmede's stationery for personal purposes); or

* Should not adversely affect the reputation of Glenmede.

2.   Limiting Outside Employment

While an associate, you may not accept outside employment as a representative who prepares, audits, or certifies statements or documents pertinent to Glenmede's business.

In addition, you must obtain approval from the appropriate officer before you accept employment:

* As a broker, contractor, or agent who engages in real estate transactions such as negotiating and selling mortgages, making investments for others, appraising property, or collecting rents; or

* As an attorney, tax or investment counselor or insurance broker or agent.

If you are a Glenmede associate, you may be prohibited by federal law from participating in "interlocking affiliations", that is, dual service, in the following areas:

* As an employee of an organization which is primarily engaged in the issue, flotation, underwriting, public sale or distribution of stocks, bonds or other securities;

* As a director, officer or employee of any commercial bank, banking association, trust company or savings bank not owned by Glenmede; or

* As a director or officer of a registered public utility holding company or subsidiary.

When a Bank acts as trustee under an indenture, there are certain limitations on a Bank's affiliation with a registered investment company.

3.   Accepting Honoraria

Nether you nor any member of your immediate family may accept cash honoraria for your public speaking or writing services on behalf of Glenmede. If a cash honorarium is tendered, you may request that it be donated to a charity of your choice. You may accept non-cash honoraria of limited value (not more than 1/2 of 1% of your annual salary. You may also accept reimbursement of related expenses.

4.   Accepting Appointments

In most cases, you need to obtain approval from the appropriate officer before you accept any appointment or position.

A.   FIDUCIARY APPOINTMENTS

A fiduciary appointment is an appointment as an administrator, executor, guardian, trustee or managing agent.

Unless you are acting on behalf of a member of your family or you have obtained approval from the appropriate officer:

* You may not accept a fiduciary or co-fiduciary appointment.

* You may not act as deputy or co-tenant of a safe deposit box or act as agent or attorney-in-fact (including signer of co-owner) on a customers's account.

If you are acting on behalf of a family member or receive approval to act as fiduciary or co-fiduciary you are expected to follow these guidelines:

* Avoid any representations that you are performing (or have access to) the same professional services that are performed by a Bank.

* Do not accept a fee for acting as co-fiduciary with a Bank unless you received approval from the Board of Directors of that Bank.

* Do not permit your appointment to interfere with the time and attention you devote to your duties.

B.   OUTSIDE DIRECTORSHIPS AND PARTNERSHIPS

Unless you have prior approval of the appropriate officer;

* You may not represent any non-Glenmede company in any transaction with Glenmede which involves the exercise of discretion on the part of either party.

* You may not accept a position as an officer or director of a corporation or become a member of a business partnership. The only exceptions to this provision are limited partnerships solely for investment purposes or services as director or officer of purely social, civil, religious or charitable institutions.

5.   Participating in Political Activities

Glenmede encourages you to take an active interest in political and governmental affairs and to keep informed concerning political issues and candidates. However, if you do participate in any political activity, you may not act as a representative of Glenmede unless you are specifically authorized to do so by the appropriate officer.

D.   DEALING WITH CUSTOMERS AND SUPPLIERS

In your dealings with customers and suppliers, situations sometimes occur that may create a conflict or the appearance of a conflict of interest. To avoid such conflicts, corporate policies were developed in the following areas:

1.   Giving and Receiving Gifts

You may not accept personal gifts or cash (except for required service fees) from customers for providing Glenmede services. In addition, you may not offer or accept gifts or cash under circumstances intended to influence you or the customer or supplier in conducting business.

Examples of gifts are property, securities, special discounts, and free services.

You may not accept cash or gifts under wills or trust instruments of customers unless you have prior approval of the appropriate officer.

You may not accept cash or gifts from attorneys, insurance and real estate agents, salesmen, brokers, accountants, etc., for giving or referring business to them.

These restrictions do not apply to:

* Cash, gifts or bequests you receive based on family relationships;

* Food and entertainment you receive at a regular luncheon, dinner or business meeting;

* Loans from banks or other financial institutions you receive on regular terms to finance proper credit needs;

* Advertising or promotional material you receive which has value not exceeding $75;

* Awards you receive from charitable, civic, religious or similar organizations for contributions or service; or

* Non-cash gifts of nominal value ($25) you give to customers or suppliers for Christmas, holidays, or special occasions.

2.   Borrowing from Customers

You are not permitted to borrow from or lend your personal funds to customers, brokers, or suppliers of Glenmede. Credit transactions in the normal course of business (for example, transacting business with a recognized lending institution or charging items at a department store) are not included in this restriction.

3.   Giving Advice to Customers

A.   LEGAL ADVICE

You may be asked by a customer to make a statement regarding the legal implications of a proposed transaction. You cannot give legal advice to customers unless giving such advice is part of your corporate responsibilities. Therefore, be sure nothing you say might be interpreted as giving legal advice.

4.   Recommending Professional Services

Customers may ask your help to find qualified professional people or firms. However, unless you name several candidates without indicated favoritism, you may not recommend attorneys, accountants, insurance brokers or agents, stock brokers, real estate agents, etc. to customers, associates or others. Under no circumstances may you make a recommendation if you expect to benefit from making it.

IV.  RESPECTING CONFIDENTIAL INFORMATION

As an associate, you may have knowledge, reports or statements about Glenmede's business or possess confidential information about the private or business affairs of Glenmede's customers and suppliers. Such information is privileged and must be held in the strictest confidence.

Confidential information is to be used only for corporate purposes. Under no circumstances may you use such information for personal gain or pass it on to any person outside of Glenmede, including family or friends, or even to other associates who do not need such information to carry out their duties.

Confidentiality must be maintained in communications between The Pew Charitable Trusts, The Glenmede Corporation and The Glenmede Trust Company. No information that could be construed as influencing grant making may be communicated to The Pew Charitable Trusts Division. Likewise, information on grants or offering assistance in obtaining a grant, may not be used to benefit customers of Glenmede or in soliciting new customers.

(See Appendix A)

A.  INFORMATION OBTAINED FROM BUSINESS RELATIONS

You may possess confidential information about those with whom Glenmede has business relations. If released, such information could have a significant effect on their operations, business reputation or the market price of their securities. Disclosing such information could expose both you and Glenmede to liability for damages.

B.   GLENMEDE FINANCIAL INFORMATION

Financial information about Glenmede is confidential unless it has been published in reports to shareholders or otherwise has been made available to the public. Except as required by law, financial information is not to be released to any person. If you have any questions about disclosing financial information, contact the Chief Financial Officer.

C.   GLENMEDE EXAMINATION INFORMATION

Banks and some other subsidiaries are periodically examined by regulatory examiners. Any reports made by those regulatory agencies are the property of those agencies and strictly confidential. Giving information from those reports to anyone not officially connected with Glenmede is a criminal offense.

D.   GLENMEDE PROPRIETARY INFORMATION

Certain non-financial information developed by Glenmede, such as business plans, methods of doing business, computer software and databases, is information that is proprietary and confidential. You are not to disclose it to anyone outside of Glenmede or use it directly or indirectly for your personal benefit or for the benefit of any third party who is not entitled to such information.

E.   INSIDER INFORMATION

Insider information is material non-public information relating to securities issued by any corporation. Information is considered "material" if it is important enough:

* To affect the judgment of investors about whether to buy, sell or hold stock.

* To influence the market price of the stock.

The courts have ruled that insider information about securities must be made public before anyone possessing it can trade it or recommend the purchase or sale of the securities concerned.

Under federal and state securities laws, you, Glenmede and the person who receives the information (the "tippee") could be held legally responsible for misusing insider information.

Obviously, the insider information rule is very difficult to apply to given circumstances. Associates must be extremely cautious in discussing corporate affairs with any person outside of Glenmede. If you have any doubts about whether or not an item is insider information or whether or not it has been or should be revealed, consult with the appropriate officer.

F.   CHINESE WALL POLICY

You may not use insider information when making investment decisions for Glenmede or for Glenmede Customers. The Corporation has guidelines for determining what kind of information might be considered insider information (Appendix B) and how it must be treated. These guidelines are presented in STATEMENT OF POLICY, RE: MATERIAL INSIDE INFORMATION dated February 12, 1987, which details:

* Restricted activities of investment personnel; and

* Procedures for reporting the receipt of material non-public information by investment personnel.

You should know this policy (i) if you work in an area that handles investment decisions or (ii) if you supply or are asked to supply information to associates in the trust and investment areas.

Under no circumstances should you receive or pass on information which may interfere with the fiduciary obligations of the trust and investment areas.

V.  REPORTS REQUIRED OF CERTAIN TRUST AND INVESTMENT ASSOCIATES

Certain associates of the Trust and Investment Departments of Banks must report all securities transactions made by them or in their behalf in which they have a beneficial interest. These reports should be made to the Chief Investment Officer.

This report must be made within ten days after the end of each calendar quarter. This report must indicate the kind of security, whether it was purchased or sold, and the date and amount of each transaction.

Associates must file a report if they:

* Make investment recommendations or decisions for the account of customers;

* Participate in the determination of such recommendations or decisions; or

* Obtain information concerning which securities are being purchased, sold, or recommended for such actions.

This report does not apply to:

* Transactions for your benefit over which you have no control;

* Transactions in mutual fund shares, or in U. S. Government or federal agency obligations; or

* Transactions during any quarter involving an aggregate amount of $10,000 or less.

                    QUARTERLY REPORT ON SECURITY TRANSACTIONS

The Glenmede Trust Company's "Policy of Professional Responsibility" requires that all associates and officers who participate in the recommendation of investment for accounts or in obtaining information on securities which are being recommended, must report security transactions made by them or on their behalf within 10 days after the end of the calendar quarter.

Transactions involving mutual funds, U. S. Government or federal agency obligations or transactions that in any quarter involve an aggregate amount of $10,000 or less need not be reported.

List below reportable securities transactions made with the calendar quarter ending 3/31, 6/30, 9/30, 12/31 (circle one).

(Use additional sheets as necessary.)

TRADE                                                  COST OR
DATE     PURCHASE/SALE      NAME OF SECURITY           SALE PROCEEDS


         _______________________________   _____________
                     Signature                  Date


          -------------------------------   -------------
          Reviewed by CIO                   Date

Form Name: 12CFR12.6(d) revised 7/91

                                   Appendix A

                              STATEMENT OF POLICY

                    RE: BUSINESS AND PHILANTHROPIC ACTIVITIES

                                 April 18, 1985

The policy reaffirmed in this statement is promulgated for the information and guidance of Directors, officers and employees of The Glenmede Trust Company, grant applicants and beneficiaries of The Pew Charitable Trusts and business clients of the Company.

1. Except for Directors, officers and employees necessarily involved in the grants program who also do business with the Company, clients whose assets are managed by or who have other business relationships with The Glenmede Trust Company shall not have any influence over or unusual access to information relating to grant applications made to The Pew Charitable Trusts administered by the Company as Trustee or relating to the Trusts' grants program specifically or generally.

2. The existence or non-existence of a business relationship between a grantee or potential grantee of any of The Pew Charitable Trusts and the Company will be disregarded and not taken into account in determining and monitoring funding relationships with The Pew Charitable Trusts.

3. The Directors and officers of the Company will share this policy with clients, grantees and other parties as appropriate. The Officers in charge of each department will review this policy with officers and employees in their departments. Any questions about the policy should be referred to these officers or to the President.

                                   Appendix B

                              STATEMENT OF POLICY

                         RE: MATERIAL INSIDE INFORMATION

              (Adopted February 12, 1987 Amended October 31, 1988)

It is the general policy of The Glenmede Trust Company ("Glenmede") that no investment decisions or recommendations respecting the securities of any company be made by Glenmede, in its fiduciary capacity or otherwise, when personnel responsible for such investment decisions or recommendations are in possession of material undisclosed information about that company unless it is determined that, under the circumstances, continuation of such activities is legally permissible. This Statement of Policy has been promulgated (1) to provide protection against actual and constructive disclosure of material undisclosed information about Sun Company, Inc. ("Sun"), Oryx Energy Co. ("Oryx") and other corporations in which Glenmede has made fiduciary investments to Glenmede personnel responsible for making investment decisions or recommendations so that Glenmede (unless Glenmede is advised by counsel to suspend trading in the stock of Sun, Oryx or another issuer) may continue to buy, sell and recommend securities of Sun, Oryx and other issuers of securities without violating legal prohibitions against trading in securities on the basis of or while in possession of material undisclosed information and (2) to establish procedures to protect Glenmede in the event that any such information is disclosed to such personnel of Glenmede.

Material information as used herein refers to matters relating to a company which have a substantial likelihood of being considered important to a reasonable investor in deciding whether he should buy, sell or hold securities of such company or which, if disclosed, reasonably could be expected to have a substantial market impact. Material undisclosed information is material information which has not been adequately disclosed and disseminated to the investing public.

INFORMATION ABOUT SUN CO. AND ORYX ENERGY CO.

1. Material undisclosed information obtained from Sun and/or Oryx by any director of Sun or Oryx associated with Glenmede, in his capacity as a director of Sun or Oryx, and conclusions or recommendations based thereon will not be disclosed by any of them to other people at Glenmede and in particular to any member of the Investment Department or the Account Review Committee. A director of Sun or Oryx associated with Glenmede may disclose in his discretion such information or any other confidential information of which he has personal knowledge to the Board of Directors of Glenmede, to the President of Glenmede and to lawyers, accountants and other persons advising Glenmede with respect to matters involving Sun and Oryx as to which disclosure in confidence is appropriate. Any material undisclosed information which is communicated to others for the purpose of carrying out their responsibilities to Glenmede shall be clearly identified as non-public information which is not to be disclosed orally or in writing for any other purpose.

2. The magnitude of Glenmede's fiduciary investment in Sun and Oryx and the explicit and implicit requirements of the instruments which established the Pew Charitable Trusts mandate the participation of all members of the Glenmede Board in monitoring that investment and in formulating basic policies involving retention or disposition of Sun and Oryx stock. However, neither a director of Sun or Oryx associated with Glenmede nor the President of Glenmede shall serve as a member of the Accounts Review Committee or any other committee of Glenmede which considers on a regular basis the purchase, sale or retention of Sun or Oryx securities. Subject to the limitations set forth herein, the Manager of the Investment Department shall have plenary authority and responsibility to implement the recommendations of the Board of Directors or the Account Review Committee in respect to the purchase, retention or sale of Sun or Oryx stock and associated investment decisions without the approval or involvement of the President or any directors of Sun or Oryx associated with Glenmede.

3. If any member of the Account Review Committee or any employee of Glenmede who participates in discussion or decisions respecting investment in securities of Sun or Oryx acquires from any director of Sun or Oryx associated with Glenmede or from any other source material undisclosed information about Sun or Oryx, then Glenmede shall not make or participate in decisions respecting the purchase or sale of Sun or Oryx securities for its fiduciary clients (other than to perform purely ministerial acts, not involving the exercise of investment discretion or the rendering of investment advice, in accordance with the duly authorized specific instructions of clients or co-trustees) or for the account of Glenmede until such information has been publicly disclosed and disseminated.

4. In evaluating the worthiness of the common stock of Sun Company, Inc. and Oryx Energy Co., the Board of Directors may properly involve the Investment Department. However, the common Directors of Sun, Oryx, and Glenmede will continue to shield Investment Department personnel from inside information about Sun and Oryx which has not been made public.

INFORMATION ABOUT OTHER COMPANIES

6. Members of the Account Review Committee and employees, officers and Directors of Glenmede who otherwise participate in discussions or decisions respecting investments in securities of companies other than Sun and Oryx who acquire from any source undisclosed information relating to such a company shall disclose such information directly to the President so that appropriate action may be taken to ensure that Glenmede does not make decisions respecting the purchase or sale of securities of such company (other than to perform purely ministerial acts, not involving the exercise of investment discretion or the rendering of investment advice, in accordance with specific instructions of clients or co-fiduciaries) until such information has been publicly disclosed or disseminated. The President shall maintain a current list of boards of directors of public companies on which any employee, officer or Director of Glenmede serves as a member.

It shall be the duty of the appropriate officers to review compliance with this Statement of Policy periodically with the personnel subject to their supervision. The Board of Directors may, in its discretion, amend this Statement of Policy and adopt such additional procedures as it deems necessary or appropriate to carry out the intent of this Policy or to ensure compliance with legal requirements. Any questions as to the applicability or interpretation of this Statement of Policy should be promptly referred to the President, who shall be ultimately responsible for the administration of this Policy.

                           THE GLENMEDE TRUST COMPANY

                           PERSONAL TRADING GUIDELINES

                              Revised June 1, 1998

The Glenmede Trust Company has an ethical code of conduct written into its Policy of Professional Responsibility. These Guidelines are a supplement to the Policy of Professional Responsibility, primarily to document the internal control structure employed by Glenmede. Glenmede implemented these Guidelines as investment manager for The Glenmede Fund, Inc. and The Glenmede Portfolios, both registered investment companies as well as other registered investment company clients of Glenmede (collectively, the "Funds").

Glenmede's investment staff includes Chartered Financial Analysts (CFA) and voluntarily holds itself to the standards of the Association for Investment Management and Research (AIMR). Each CFA must abide by the code of ethics established by their professional organization. One of the overriding principles of AIMR's Code of Ethics and Standards of Professional Conduct endorsed at Glenmede is that THE INTEREST OF CLIENTS, THEN THE EMPLOYER, MUST TAKE PRIORITY OVER THE PERSONAL INVESTING INTERESTS OF THE INDIVIDUAL.

BACKGROUND

While the Funds may or may not be members, the Investment Company Institute
(ICI) is the investment company industry's trade association. In May 1994, ICI issued the REPORT OF THE ADVISORY GROUP ON PERSONAL INVESTING which recommended all investment companies adopt 15 measures (including 6 substantive restrictions and 6 compliance procedures) to obviate conflicts, prevent and detect abusive practices, and preserve the confidence of investors. In June 1994, ICI's Board of Governors unanimously recommended that all members and other investment companies, their investment advisors, and their principal underwriters, adopt the Advisory Group's recommendations by January 1, 1995.

The mutual funds operate in a regulated environment, subject to examination by the Securities and Exchange Commission (SEC) and the Rules established under the Investment Company Act of 1940. As an advisor to registered investment companies, The Glenmede Trust Company is subject specifically to Rule 17j-1.

The SEC's Division of Investment Management endorsed ICI's recommendations and stated that they "expect that all funds and advisers will adopt these recommendations, in whole or substantial part, absent special circumstances." Further, SEC Chairman Levitt instructed the Division to assess the industry's compliance with the recommendations.

An ICI survey initiated in February 1995 and released April 21, 1995 to the SEC's Division of Investment Management showed that the overwhelming majority of member fund complexes have voluntarily implemented the recommendations.

MUTUAL FUND ACTION

In March 1995, the Board of Directors of The Glenmede Fund, Inc. and The Glenmede Portfolios adopted at the fund level, a new Code of Ethics based upon the ICI recommendations.

TRUST COMPANY RESPONSE

The Glenmede Trust Company and The Glenmede Trust Company of New Jersey ( hereinafter, "Glenmede") have evaluated ICI's recommendations and considered the comments offered by the SEC. It is our intent to apply a practical approach to these suggestions within our closely held fiduciary business, as we function in the highly competitive mutual fund marketplace. Glenmede expects that its officers and employees will conduct their personal investment activities in accordance with the fundamental standard that mutual fund investment advisor's should not take inappropriate advantage of their position.

The restrictions listed below may not fit every personal trading situation that develops for Glenmede and its employees. Should an individual feel compelled to enter into transactions outside the scope of these restrictions, the Chief Investment Officer, or designee, shall have sole discretion to approve deviations to these restrictions using the ICI's REPORT TO THE DIVISION OF INVESTMENT MANAGEMENT U.S. SECURITIES AND EXCHANGE COMMISSION IMPLEMENTATION OF THE INSTITUTE'S RECOMMENDATIONS ON PERSONAL INVESTING dated April 21, 1995 as the consensus of all the permutations used throughout the industry in putting personal trading restrictions in place. Subsequent to such approval of unique transactions, the Trust Investment Committee shall be apprised of the Chief Investment Officer's actions.

I.       DEFINITIONS

         1. ACCESS PERSON - any director, officer or other associate of Glenmede who makes any recommendation, participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made; or who, in connection with his duties, obtains any information concerning securities recommendations being made by Glenmede. For purposes of these Guidelines, a Glenmede "Access Person" includes the Securities Analysts, Securities Trading, Portfolio Managers and all support staff to such persons.

         The approved list of domestic equity securities is proprietary information of Glenmede and used for portfolio management decisions of client accounts at Glenmede. Any director, officer or employee, who obtains this proprietary information may be deemed an Access Person and become subject to these Guidelines.

         2. MUTUAL FUND ACCESS PERSON - Any Access Person, as previously defined, who manages any portfolio of the Funds and all support staff to such persons. Unless otherwise indicated, all requirements, restrictions and prohibitions contained within these Guidelines applicable to Access Persons shall include and be applicable to Mutual Fund Access Persons.

II.      PERSONAL TRADING RESTRICTIONS

         1. PRE-CLEARANCE

         Access Persons are required to pre-clear all personal securities investments of $1,000 or more, or any series of transactions in the same security aggregating $1,000 in any T+3 day period. This provision applies to all equities and fixed income securities permitted in the Funds. No pre-clearance is required for any security that is exempt from quarterly reporting (See Part III., Item 7 below for a list of exempt securities).

         2. BLACKOUT PERIODS

         a. Glenmede prohibits any Access Person from pre-clearing a securities transaction when Glenmede's trading desk has a pending buy or sell order in that same security.

         b. Glenmede prohibits any Mutual Fund Access Person from pre-clearing a securities transaction when Glenmede's trading desk has executed a trade in that security during that day, the previous day or has a pending transaction in that same security.

         c. A Mutual Fund Access Person may not trade in a security within at least seven calendar days before and after the Fund he or she manages trades in that security.

         These provisions apply to all equities and fixed income securities permitted in the Funds.

         3. DISGORGEMENT

         If a security is purchased in violation of Glenmede's Personal Trading Guidelines, then the Access Person must "break the trade" by immediately reversing the transaction regardless of whether a profit or loss occurs from the transaction. An Access Person must disgorge any profits and assume any losses, even if the transaction was done innocently and discovered afterward.

         Any moneys accrued in the event of a personal trading violation shall not benefit the Access Person or Glenmede. Access Persons are required to remit the disgorged profits to Glenmede within five business days of the reversing transaction (calculating their personal capital gain resulting from the reversal, and retaining the amount to pay the tax due on the gain.). However, should the Funds incur a loss as a result of the personal trade, then full disgorgement regardless of taxes due must be made to the Funds. A net payment in the form of a cashier's check made payable to a charity of their choice (one holding an appropriate IRS determination letter), should be given to Glenmede for mailing.

         4. INITIAL PUBLIC OFFERINGS

         Glenmede prohibits Access Persons from acquiring any equity or equity-related securities in an IPO, except for the purchase of government issues such as municipal bonds and/or other government securities.

         5. PRIVATE PLACEMENTS

         Glenmede prohibits all Access Persons from personally investing in private placements issued by A PUBLIC COMPANY. For all OTHER ACTIVITY IN PRIVATE PLACEMENTS, the Access Person must submit a written request to the Compliance Officer, documenting that there is no conflict with any Glenmede client account or the investment strategy of the Funds, and it must be approved by the Chief Investment Officer prior to executing the transaction. Access Persons who have been authorized to acquire securities in a private placement must disclose that investment when they play a part in any Fund's subsequent consideration of an investment in the issuer. In such circumstances, the Fund's decision to purchase securities of the issuer should be subject to an INDEPENDENT REVIEW by investment personnel with no personal interest in the issuer.

         6. SHORT-TERM TRADING PROFITS

         In general, Glenmede advocates long-term investing. All Access Persons are prohibited from profiting in the purchase and sale, or sale and repurchase of the same or equivalent securities within 60 calendar days. Any profits realized on such short-term trades should be disgorged, as discussed above in Item 3. Disgorgement. This provision applies to all equities and fixed income securities permitted in the Funds.

         7. GIFTS

         All Access Persons are prohibited from receiving moneys in any form (other than their Glenmede compensation package) from any person or entity that does business with or on behalf of the Funds. Receipt of gifts, gratuities, hospitalities, or other things of more than $100 face or retail value, is also prohibited.

         Access Persons are expected to use particular care and good judgment to achieve and maintain independence and objectivity. To this end, any unsolicited entertainment at a social, cultural or sporting event, provided by any person or entity that does business with or on behalf of the Funds, MUST INCLUDE BOTH the Access Person AND the representative of the sponsoring firm. If tickets to these types of events are provided to the Access Person WITHOUT a representative of the sponsor in attendance, then the prior approval of the Compliance Officer or Chief Investment Officer is required.

         Exception - the rules on gifts do not apply to:

          a. Food and entertainment relating to a regular luncheon, dinner, or business meeting;
          b. Awards received for contributions or service to charitable, civic, religious or industry related organizations; or
          c. Honoraria for speaking engagements.

         8. SERVICE AS DIRECTORS

         Glenmede has no prohibition on Access Persons serving on the boards of publicly traded companies (subject to provisions of our governing state charters), provided the individual receives the prior approval of Executive Management and makes the appropriate disclosures on their conflict acknowledgment forms, at the time of appointment and annually thereafter. A determination by Executive Management that the board service would be consistent with the interests of the Funds and its shareholders should be noted in the disclosure.

III.     COMPLIANCE PROCEDURES

         1. APPLICABLE ACCOUNTS

         The previous restrictions and the following procedures apply to the following types of accounts of Access Persons:

                  a. Accounts of the Access Person;

                  b. Accounts of the Access Person's spouse,

                  c. Accounts of minor children of the Access Person and all members of the Access Person's household;

                  d. Accounts subject to the discretion or control of the Access Person or any member of the Access Person's household (i.e. relatives, in-laws, non-married couples living together, custodial accounts, trust accounts, IRA's, 401(k) plan accounts not invested in exempt securities (refer to Part II.
                  Item 7.), and

                  e. Any other accounts in which the Access Person or a member of the Access Person's household has an interest or an ability to influence transactions (i.e. joint tenant accounts, co-trustee accounts, investment clubs, etc.).

         2. PRE-CLEARANCE PROCEDURES

         Access Persons are required to pre-clear all personal securities investments of $1,000 or more, or any series of transactions in the same security aggregating $1,000 in any T+3 day period. This provision applies to all equities and fixed income securities permitted in the Funds. No pre-clearance is required for any security that is exempt from quarterly reporting (See this Part III., Item 7 below for a list of exempt securities).

                  a. A pre-clearance trading form must be completed and submitted to the Trading Desk for approval. Forms may be obtained on the LAN at i:share\shared\access_person_documents.

                  b. The Trading Desk will check for prior or pending activity (as applicable) in the requested security. If there are no pending orders, no open limit orders, or any knowledge by the trader of anticipated activity of a program nature that day, the Access Person's request will be approved. In addition, if there has been no prior activity in such security during that day and the prior day, the Mutual Fund Access Person's request will be approved.

                  c. The Trading Desk will sign, date and time the request, giving the original to the Access Person and send a copy to the Compliance Officer.

                  d. Once approved, the requesting party must execute the trade within 1 business day of approval. Failure to do so will void the pre-clearance approval, and a new request for pre-clearance must be submitted.

                  e. If a request is denied because of prior or pending activity, the Trading Desk will note the date a new request may be submitted in accordance with the Blackout Period as described in Part II, item 2, of these Guidelines.

                  f. Personal trades by Glenmede's Securities Traders shall be pre-cleared by their respective supervisors.

         3. RECORDS OF SECURITIES TRANSACTIONS

         Access Persons are further required to direct their broker to supply the Compliance Officer with duplicate copies of regular statements and confirmation of all personal securities transactions executed.

         The Compliance Officer will compare all approved trades to the confirmations and statements and on a monthly basis identify any trades executed in violation of these Guidelines. The Compliance Officer will contact the Access Person to confirm a violation and issue a memo to the Access Person outlining the facts and circumstances of any violation and any corrective action. The memo will be included in the Compliance Officer's report to the Trust Investment Committee and the Access Person will be given the opportunity to attend the meeting when such report is considered.

         All personal trading activity will be reported in summary form to the Trust Investment Committee. The Committee will determine if additional corrective action is necessary in the event of a violation of these Guidelines.(see Part IV Sanctions).

         4. CERTIFICATION OF COMPLIANCE

         Glenmede requires all Access Persons to certify in writing annually that they have read and understand these Guidelines as well as the associated Policy of Professional Responsibility, and recognize that they are subject thereto. Further, all Access Persons will be required to certify annually that they have complied with all the requirements of these Personal Trading Guidelines and that they have disclosed or reported all personal securities transactions required of same

         5. REVIEW BY THE FUND'S BOARD OF DIRECTORS

         The Trust Company's Compliance Officer will prepare an annual report to the Board of Directors of the Funds that discusses the following criteria:

         a. A summary of existing procedures concerning personal investing

         b. Highlights of any changes in procedures from year to year

         c. Identification of any violations requiring remedial action

         d. Identification of recommendations for change in existing restrictions or procedures

         6. QUARTERLY REPORT OF PERSONAL SECURITIES TRANSACTIONS

         Every Access Person, as well as every member of the Trust Investment Committee shall be required to submit a report of all personal securities transactions as follows:

                  1st Quarter Report as of March 31st must be submitted by April 10th. 2nd Quarter Report as of June 30th must be submitted by July 10th. 3rd Quarter Report as of September 30th must be submitted by October 10th. 4th Quarter Report as of December 31st must be submitted by January 10th of next year.

         The Report shall include at a minimum the following detailed information:

               Number of shares or par value of bond.
               Type of Security - name, ticker symbol, or description if a bond. Nature of transaction - buy or sell.
               Trade Date.
               Net amount in U.S. dollars.
               Identification of broker transacted through.

         The Compliance Officer shall be responsible for collecting such Reports and reporting to the Trust Investment Committee any delinquencies. The Trust Investment Committee shall determine what, if any, action needs to be taken with respect to a delinquent Access Person. (See Part IV Sanctions)

         7. EXEMPT SECURITIES

         Certain securities are exempt from the reporting and pre-clearance requirements directed above. They include:

         a. Securities issued by the Government of the United States (i.e. U.S. Treasuries), short-term debt securities which are "government securities" within the meaning of the 1940 Act, bankers' acceptances, bank certificates of deposit, and commercial paper.

         b. Shares of any registered open-end investment companies.

         c. Securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control.

         d. Securities purchased or sold in a transaction which is non-volitional on the part of either the Access Person or the Company.

         e. Securities acquired as part of an automatic dividend reinvestment plan.

         f. Securities acquired upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired


IV.      SANCTIONS

Access Persons violating the provisions of the Policy of Professional Responsibility or these Guidelines may be subject to sanctions, which may include, among other things, restrictions on such individual's personal securities trading, a letter of censure, suspension, or termination of the employment of such associates.

An Access Person who innocently forgets to have a trade pre-cleared, will be subject to a "three strikes and your out" approach. The first omission will be noted in the minutes of the Trust Investment Committee; the second omission will incur a written warning that will be included in the employee file; the third omission will be cause for termination. Any Access Person who receives a "strike" will have such strike removed and no notation to their employee file made if they continuously adhere to all of the requirements of the Policy of Professional Responsibility, Policy of Fiduciary Administration and these Personal Trading Guidelines for three (3) consecutive months.

V.       COMPLIANCE OFFICER

The Vice President and Corporate Counsel acts as the Compliance Officer. The VP and General Auditor, Audit Officer or such other person as from time to time designated by the Compliance Officer, will act as back-up compliance professionals.

revised 06/01/98